Exhibit 99.1

Contact:

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2016 RESULTS

Record Fourth Quarter Revenue and Gross Profit Driven by

the Addition of Work Truck Solutions and Strong Performance by the Henderson Brand

Highlights:

•                  Reported record full year 2016 net sales of $416.3 million, a 4.0% increase compared to record 2015 net sales

•                  The Company produced record fourth quarter 2016 net sales of $130.1 million, a 9.5% increase compared to record 4Q15 results

•                  For 2016, gross profit increased to a record $134.0 million

•                  Integration of Work Truck Solutions segment and implementation of DDMS continues to progress well

•                  Company paid $0.235 per share cash dividend on December 30, 2016

MILWAUKEE, March 06, 2017 (GLOBE NEWSWIRE) — Douglas Dynamics, Inc. (NYSE:PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the fourth quarter and full year ended December 31, 2016.

James L. Janik, Chairman, President and Chief Executive Officer commented, “Thanks to the addition of the Work Truck Solutions segment in July and its performance for the remainder of the year, we produced record revenue and gross profit once again in 2016. Overall, it was a very positive year for our Company and our results for the fourth quarter were in line with our expectations, especially given this was the second winter in a row to start off with very little snowfall across our core markets before December. While we have diversified, and expanded our portfolio of products and services, snowfall is still an important factor for our business. There is no question that the lower than average snowfall over the past two winters negatively impacted our business in 2016.  However, several other factors including the favorable defense of our intellectual property, ongoing positive light truck sales, and the successful acquisition of the Work Truck Solutions segment had a positive impact on our results.”

Consolidated Fourth Quarter Results

For the fourth quarter of 2016, net sales were $130.1 million, representing a 9.5% increase over fourth quarter 2015 net sales of $118.8 million. The increase reflects the addition of the Work Truck Solutions segment, which was partially offset by lower sales in the Work Truck Attachments segment.

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Net income was $10.1 million, or $0.44 per diluted share based on weighted average shares of 22.5 million, in the fourth quarter of 2016 compared to net income of $15.1 million, or $0.66 per diluted share based on weighted average shares of 22.4 million, in the fourth quarter of 2015.  The decrease in net income relates to the lower gross margins in the Work Truck Solutions segment compared to Work Truck Attachments.

Work Truck Attachments Fourth Quarter Results

For the fourth quarter of 2016, the Work Truck Attachments segment recorded revenue of $97.8 million and gross profit of $33.2 million.  The segment reported income from operations of $23.3 million.

Janik added, “After two previous years of unprecedented record results, our core business was down this year, as we had expected and planned for, due to the significantly lower than average snowfall over the past two winters. In fact, the results were better than we initially expected at the start of the year, and faced a tough comparison following the record performance in 2015. The Henderson team performed well again, as they have since we acquired them at the end of 2014. The municipal customer base and long-term contract structure means that demand for our Henderson brand is driven by the life cycle of heavy duty trucks, rather than snowfall and winter weather. The backlog and runway for growth for these products and services continues to indicate a positive future.”

Work Truck Solutions Fourth Quarter Results

For the fourth quarter of 2016, the Work Truck Solutions segment produced revenue of $37.9 million and gross profit of $8.8 million. The segment recorded $3.5 million in income from operations for the quarter, which was in line with internal expectations.

“The Work Truck Solutions segment performed as we expected in the fourth quarter and we are pleased with both the progress we have collectively made implementing DDMS, as well as the future growth prospects for this segment,” Janik explained.

Consolidated 2016 Results

For the full year 2016, net sales were a record $416.3 million, compared to $400.4 million in 2015. This increase was due to the addition of sales from the Work Truck Solutions segment, which were partially offset by the expected lower sales of commercial snow and ice control products.

For the full year 2016, gross profit increased to $134.0 million from $132.9 million in 2015.  The increase was due to the addition of the Work Truck Solutions segment.

Net income was $39.0 million, or $1.70 per diluted share based on weighted average shares of 22.5 million shares, for the full year 2016. This compares to net income of $44.2 million, or $1.94 per diluted share based on weighted average shares of 22.3 million shares, for the full year

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2015. The decrease in net income relates to the higher cost of sales as a percentage of sales in the Work Truck Solutions segment compared to Work Truck Attachments.

The Company’s full year 2016 results include a gain of approximately $10 million, which equates to $0.27 per diluted share, related to the successful conclusion of a patent infringement lawsuit against Buyers Products Company, owner of the SnowDogg line of products.

The Company reported Adjusted EBITDA of $91.4 million for the full year 2016, compared to Adjusted EBITDA of $96.5 million for the full year 2015.

The effective tax rate for the full year 2016 was 38.8%, compared to 33.3% for 2015, due to the release of valuation allowances in several states in 2015 resulting from consecutive years of taxable income in those states that was not available in 2016.

Work Truck Attachments 2016 Results

For the full year of 2016, the Work Truck Attachments segment recorded revenue of $360.6 million and gross profit of $124.0 million. The segment reported income from operations of $85.9 million.

While in line with internal expectations, results for the Company’s commercial snow and ice products were lower when compared to 2015 due to the impact on demand from below average levels of snowfall in the most recent snow season. These impacts were offset by ongoing growth in demand for Henderson products and services.

Work Truck Solutions 2016 Results

The Work Truck Solutions segment was created following the completion of the acquisition of the business of Dejana Truck & Utility Equipment Company, Inc. on July 15, 2016. The segment produced revenue of $65.0 million and gross profit of $14.1 million for the period beginning July 15, 2016 and ending on December 31, 2016. The segment recorded $3.1 million in income from operations for the period and all of the metrics were in line with internal expectations.

Balance Sheet and Liquidity

For the full year 2016, the Company reported net cash provided by operating activities of $69.9 million compared to net cash provided by operating activities of $56.5 million in 2015.

Inventory was $70.9 million at the end of the fourth quarter of 2016, compared to $51.6 million at the end of 2015. The increase relates to the addition of Work Truck Solutions.

Accounts receivable at the end of 2016 were $78.6 million. This compares to $67.7 million at the end of the fourth quarter of 2015.   The increase was primarily driven by the addition of Work Truck Solutions.

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The Company maintained cash on hand at December 31, 2016 of $18.7 million, compared to $36.8 million at the end of 2015. The decrease in cash on hand relates primarily to the cash utilized in the acquisition of Work Truck Solutions.

Dividend

As previously reported, on December 9, 2016 the Company declared a quarterly cash dividend of $0.235 per share on its common stock. The dividend was paid on December 30, 2016, to stockholders of record as of the close of business on December 20, 2016.

In addition, the Company announced that its Board of Directors approved and declared a quarterly cash dividend of $0.24 per share for the first quarter of 2017, which equates to a projected full year annual increase in the dividend of $0.02 per diluted share. The declared dividend will be paid on March 31, 2017 to stockholders of record as of the close of business on March 21, 2017.

Outlook

Based on 2016 results, the overall economic climate, industry trends, dealer sentiment, and current snowfall data, the Company is providing the following financial outlook for 2017:

•                  Net sales are expected to be between $470 million and $530 million.

•                  Adjusted EBITDA is predicted to range from $80 million to $115 million.

•                  Earnings per share are expected to be in the range of $1.20 per share to $1.80 per share.

The Company’s outlook assumes that the economy will remain stable and that the Company’s core markets will experience snowfall levels within average historical ranges.

Mr. Janik stated, “While non-snowfall indicators remain generally encouraging, our outlook reflects two consecutive winters of below average snowfall in most of our core markets, which will impact the 2017 pre-season order period for our commercial snow and ice products. Growth for our Henderson brand is expected to continue its recent trajectory based on strong backlog and continued improvements via DDMS. In addition, while we generally expect the Work Truck Solutions segment to grow at a mid to high single digit rate over the long-term, we have seen some softness in the first two months of the year and have created our outlook with that in mind. We expect 2017 will be an important year of execution as we continue to integrate the Work Truck Solutions team and capitalize on the considerable market opportunity. Our Work Truck Attachments business remains well positioned to continue its effective execution, lead its respective markets and implement customer focused improvements to ensure continued success for years to come.”

New Reporting Structure

As the Company outlined in its third quarter 2016 earnings release, the Company created two reporting segments following the acquisition of the business of Dejana Truck & Utility Equipment Company, Inc., which was completed on July 15, 2016. First, the Work Truck

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Attachments segment, which was previously the Company’s sole reporting segment and includes manufactured snow and ice control attachments sold under the FISHER®, HENDERSON®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which resulted from the acquisition of the business of Dejana, includes the up-fit of market leading attachments and storage solutions for commercial work vehicles under the DEJANA® brand and its related sub-brands.

Webcast Information

The Company will host an investor conference call on Tuesday, March 7, 2017 at 10:00 a.m. Central Time. The conference call will be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial Work Truck Attachments and equipment. For more than 65 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments:  First, the Work Truck Attachments segment, which includes manufactured snow and ice control attachments sold under the FISHER®, HENDERSON®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions for commercial work vehicles under the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measure used in this press release is Adjusted EBITDA.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, as further adjusted for stock based compensation, litigation proceeds, non-cash purchase accounting adjustments and certain charges related to certain unrelated legal fees and consulting fees.  The Company uses, and believes its investors benefit from the presentation of, Adjusted EBITDA in evaluating the Company’s operating performance because Adjusted EBITDA provides the

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Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that Adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measure in this press release has been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “Net Income to Adjusted EBITDA Reconciliation” following the Consolidated Statements of Cash Flows included in this press release.

With respect to the Company’s 2017 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, a significant decline in economic conditions, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users or distributors, increases in the price of steel or other

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materials necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel, the inability of our suppliers to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the business of Henderson Enterprises Group, Inc., which we acquired in 2014, or the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, and unexpected costs or liabilities related to such acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2015. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

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Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2016	2015
	(unaudited)	(audited)

Assets
Current assets:
Cash and cash equivalents	$18,609	$36,844
Accounts receivable, net	78,589	67,707
Inventories	70,871	51,584
Inventories - truck chassis floor plan	3,939	—
Refundable income taxes paid	1,541	4,850
Deferred income taxes	5,726	6,154
Prepaid and other current assets	2,886	2,104
Total current assets	182,161	169,243

Property, plant, and equipment, net	52,141	42,636
Goodwill	238,286	160,932
Other intangible assets, net	194,851	127,647
Other long-term assets	4,460	2,708
Total assets	$671,899	$503,166

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$17,299	$14,555
Accrued expenses and other current liabilities	27,325	25,549
Floor plan obligations	3,939	—
Current portion of long-term debt	2,829	1,629
Total current liabilities	51,392	41,733

Retiree health benefit obligation	7,193	6,656
Pension obligation	10,184	10,839
Deferred income taxes	60,289	54,932
Long-term debt, less current portion	306,726	182,506
Other long-term liabilities	15,652	6,004

Total stockholders’ equity	220,463	200,496
Total liabilities and stockholders’ equity	$671,899	$503,166

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Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Twelve Month Period Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	(unaudited)	(audited)	(unaudited)	(audited)

Net sales	$130,143	$118,810	$416,268	$400,408
Cost of sales	88,465	80,259	282,294	267,545
Gross profit	41,678	38,551	133,974	132,863

Selling, general, and administrative expense	16,274	12,923	54,260	48,150
Intangibles amortization	2,749	1,752	10,596	7,362

Income from operations	22,655	23,876	69,118	77,351

Interest expense, net	(4,942)	(2,838)	(15,195)	(10,895)
Litigation proceeds	—	—	10,050	—
Other expense, net	(47)	(4)	(277)	(193)
Income before taxes	17,666	21,034	63,696	66,263

Income tax expense	7,565	5,893	24,687	22,087

Net income	$10,101	$15,141	$39,009	$44,176
Less: Net income attributable to participating securities	142	201	540	604
Net income attributable to common shareholders	$9,959	$14,940	$38,469	$43,572

Weighted average number of common shares outstanding:
Basic	22,501,640	22,373,098	22,480,679	22,329,044
Diluted	22,501,640	22,373,098	22,480,679	22,341,775

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.44	$0.67	$1.71	$1.95
Earnings per common share assuming dilution attributable to common shareholders	$0.44	$0.66	$1.70	$1.94
Cash dividends declared and paid per share	$0.24	$0.22	$0.94	$0.89

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Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Month Period Ended
	December 31, 2016	December 31, 2015
	(unaudited)	(audited)

Operating activities
Net income	$39,009	$44,176
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,742	12,281
Inventory step up of acquired business included in cost of sales	125	1,956
Amortization of deferred financing costs and debt discount	950	720
Stock-based compensation	2,898	3,275
Provision for losses on accounts receivable	208	305
Deferred income taxes	5,413	5,807
Earnout liability	(1,128)	623
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	2,419	(7,094)
Inventories	605	(5,292)
Prepaid and other assets and refundable income taxes paid	1,699	(5,886)
Accounts payable	(113)	4,802
Accrued expenses and other current liabilities	(3,434)	3,138
Benefit obligations and other long-term liabilities	4,527	(2,346)
Net cash provided by operating activities	69,920	56,465

Investing activities
Capital expenditures	(9,830)	(10,009)
Acquisition of business	(181,344)	(11,818)
Net cash used in investing activities	(191,174)	(21,827)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	—	(27)
Proceeds from exercise of stock options	—	111
Payments of financing costs	(2,320)	—
Borrowings on long-term debt	129,350	—
Dividends paid	(21,451)	(20,173)
Net revolver borrowings	—	—
Repayment of long-term debt	(2,560)	(1,900)
Net cash provided by (used in) financing activities	103,019	(21,989)
Change in cash and cash equivalents	(18,235)	12,649
Cash and cash equivalents at beginning of year	36,844	24,195
Cash and cash equivalents at end of quarter	$18,609	$36,844

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$13,697	—

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Douglas Dynamics, Inc.

Segment Disclosures (unaudited)

(In thousands)

	Three Month Period Ended		Twelve Month Period Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net Sales
Work Truck Attachments	$97,778	$118,514	$360,638	$399,907
Work Truck Solutions	37,937	—	65,044	—
Corporate & Eliminations	(5,572)	296	(9,414)	501
	$130,143	$118,810	$416,268	$400,408
Selling, General & Administrative Expenses
Work Truck Attachments	$8,135	$9,298	$31,181	$33,315
Work Truck Solutions	4,369	—	7,303	—
Corporate & Eliminations	3,770	3,625	15,776	14,835
	$16,274	$12,923	$54,260	$48,150
Income from Operations
Work Truck Attachments	$23,310	$27,710	$85,888	$93,481
Work Truck Solutions	3,454	—	3,077	—
Corporate & Eliminations	(4,109)	(3,834)	(19,847)	(16,130)
	$22,655	$23,876	$69,118	$77,351
Depreciation
Work Truck Attachments	$1,366	$1,285	$5,377	$4,723
Work Truck Solutions	363	—	572	—
Corporate & Eliminations	47	51	197	196
	$1,776	$1,336	$6,146	$4,919
Assets
Work Truck Attachments			$439,937	$452,077
Work Truck Solutions			203,811	—
Corporate & Eliminations			28,151	51,089
			$671,899	$503,166

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Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended December 31,		Twelve month period ended December 31,
	2016	2015	2016	2015

Net income	$10,101	$15,141	$39,009	$44,176

Interest expense - net	4,942	2,838	15,195	10,895
Income tax expense	7,565	5,893	24,687	22,087
Depreciation expense	1,776	1,336	6,146	4,919
Amortization	2,749	1,752	10,596	7,362
EBITDA	27,133	26,960	95,633	89,439

Stock based compensation	640	535	2,898	3,275
Litigation proceeds	—	—	(10,050)	—
Purchase accounting (1)	(1,077)	101	(1,003)	2,613
Other charges (2)	730	211	3,969	1,212
Adjusted EBITDA	$27,426	$27,807	$91,447	$96,539

(1) Reflects ($1,250) and $173 in earnout compensation expense (benefit) related to TrynEx and Dejana, respectively in the three months ended December 31, 2016.   Reflects $34 and $67 in earnout compensation expense related to Henderson and TrynEx, respectively, in the three months ended December 31, 2015.   Reflects ($1,301) and $173 in earnout compensation expense (benefit) related to TrynEx and Dejana, respectively in the twelve months ended December 31, 2016.  Reflects $125 in inventory step up related to Dejana included in cost of sales in the twelve months ended December 31, 2016.   Reflects $322 and $1,956 in earn out compensation expense related to Henderson and inventory step up related to Henderson included in cost of sales in the twelve months ended December 31, 2015, respectively.   Reflects $335 in earnout compensation expense related to TrynEx in the year ended December 31, 2015.

(2) Reflects expenses of $730 and $211 for  unrelated legal and consulting fees for the three months ended December 31, 2016 and December 31, 2015, respectively.   Reflects expenses of $3,969 and $1,212 for unrelated legal and consulting fees for the twelve months ended December 31, 2016 and December 31, 2015, respectively.

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